Exhibit (a)(5)(ii)

Form of Press Release to be Issued on October 28, 2020

FOR IMMEDIATE RELEASE

Royce Global Value Trust, Inc. Announces
Commencement of Conditional Tender Offer and
Postponement of Special Meeting of Stockholders until December 1, 2020

NEW YORK—October 28, 2020. Royce Global Value Trust, Inc. (NYSE: RGT) (the “Fund”) today announced the commencement of the previously announced conditional cash tender offer for up to 40% of the Fund’s issued and outstanding shares of common stock, par value $0.001 per share, as of October 12, 2020 (the “Shares”) at a price per Share equal to 100% of the Fund’s net asset value per Share as of the close of regular trading on the New York Stock Exchange on the trading day immediately following the expiration date for the offer. The closing of the tender offer is contingent on the Fund’s stockholders approving a new investment advisory agreement with Royce Investment Partners (“Royce”)1. The tender offer will expire at 11:59 p.m. Eastern Time on December 16, 2020, unless extended.

If the number of Shares tendered in the tender offer exceeds the maximum number of Shares that is subject to the tender offer, the Fund will purchase Shares from tendering stockholders on a pro rata basis (disregarding fractional shares). Accordingly, no assurance can be given that the Fund will purchase all of a stockholder's tendered Shares in the tender offer. In addition, no assurance can be given that any Share repurchases will reduce or eliminate any discount of the Fund’s market price per Share to the Fund’s net asset value per Share.

The tender offer is being made on the terms, and subject to the conditions, set forth in the Fund’s tender offer statement on Schedule TO (including an offer to purchase, a related letter of transmittal, and other offer documents) that has been filed with the Securities and Exchange Commission (the “SEC”). Fund stockholders should read all of these documents carefully as they contain important information about the tender offer. Fund stockholders can obtain a free copy of each of these documents at the SEC’s website at www.sec.gov or by calling Innisfree M&A Incorporated, the Fund’s information agent, toll-free at (877) 456-3442. This press release is not a recommendation, an offer to purchase, or a solicitation of an offer to sell Shares and is not a prospectus, circular, or representation intended for use in the purchase or sale of Shares.

The Fund today also announced that the Special Meeting of Stockholders of the Fund (the “Meeting”), at which the new investment advisory agreement will be considered and voted upon by the Fund’s stockholders, has been postponed from Friday, October 30, 2020 at 1:00 p.m. Eastern Time until Tuesday, December 1, 2020 at 1:00 p.m. Eastern Time. As previously announced, due to the continuing public health impact of the COVID-19 pandemic and to support the health and safety of the Fund’s stockholders, the Meeting will be held in a virtual meeting format and will be accessible solely by means of remote communication.

The Board of Directors of the Fund recommends stockholders vote “FOR” the approval of the new investment advisory agreement. Approval of the new agreement will enable: (i) Royce to continue to manage the Fund and execute the strategy that has delivered impressive relative performance for stockholders and (ii) the Fund to complete the tender offer. The two leading proxy advisory firms, Institutional Shareholder Services Inc. and Glass Lewis & Co., have also recognized the Fund’s outperformance relative to its peers and the benefits of approving the new investment advisory agreement, and have therefore recommended stockholders vote “FOR” the approval of the new investment advisory agreement. Each stockholder’s vote is important, regardless of the number of Shares owned, and not voting has the same effect as voting against the new investment advisory agreement.

The record date of the close of business on September 8, 2020 remains unchanged. Previously submitted proxies are revocable. The previous submission of proxies also will not affect your right to vote in the event that you attend the Meeting. Please note, however, that attendance alone at the Meeting without voting will not be sufficient to revoke a previously authorized proxy.

The Fund has filed a supplement (the “Supplement”) to its definitive proxy statement, dated May 11, 2020 (as supplemented, the “Proxy Statement”) with the SEC. The Supplement contains, among other things, a new notice with an updated record date. The Supplement was distributed to all stockholders entitled to vote at the Meeting. Stockholders are advised to read the Proxy Statement and the Supplement in full because they contain important information about the proposal. The Proxy Statement and the Supplement are available on the Internet at http://www.ReadOurMaterials.com/rgt. The Proxy Statement, the Supplement, and other documents filed by the Fund are also available for free on the SEC's website at http://www.sec.gov.

The WHITE proxy card included with the proxy materials that were distributed to stockholders as of the close of business on the original record date (i.e., May 1, 2020) has not been updated to reflect the changes in location, date, or time for the Meeting. The WHITE proxy card included with the proxy materials that were distributed to stockholders as of the close of business on the new record date (i.e., September 8, 2020) has not been updated to reflect the date change for the Meeting. Both WHITE proxy cards may, however, continue to be used by stockholders entitled to vote at the Meeting.

The Meeting will be held at the following website: http://www.meetingcenter.io/249551845. To participate in the Meeting, Fund stockholders must enter the following password: RGVT2020. Fund stockholders must also enter the control number that appears on the WHITE proxy card that they previously received from the Fund.

The website for the Meeting will become accessible to stockholders beginning at approximately 1:00 p.m. Eastern Time on November 30, 2020. Stockholders are encouraged to access the website beginning at this time and prior to the start of the Meeting to allow ample time to log into the Meeting webcast and test the computer system, and, if planning to vote at the Meeting, to vote using the stockholder ballot accessible on the Meeting website. Such ballot will contain instructions on how to submit votes during the Meeting, including the email address to which the completed ballot and any legal proxies should be sent. For questions relating to participation at the Meeting by remote communication, please call Computershare Fund Services (“Computershare”) toll-free at (800) 426-5523.

Stockholders who hold Shares through an intermediary, such as a bank or broker, must register in advance to attend the Meeting. To register, stockholders must submit proof of their proxy power (legal proxy) reflecting their Fund holdings, along with their name and email address to Computershare. Stockholders may forward an email from their intermediary or send an image of their legal proxy to shareholdermeetings@computershare.com. Requests for registration must be received no later than 1:00 p.m. Eastern Time on November 25, 2020. Stockholders will receive a confirmation email from Computershare of the stockholder’s registration and a control number that will allow the stockholder to vote at the Meeting.

Stockholders are not required to attend the Meeting to vote on the proposal. Whether or not stockholders plan to attend the Meeting, the Fund urges stockholders to authorize a proxy to vote their Shares in advance of the Meeting by one of the methods described in the Proxy Statement.

Stockholders who need assistance voting may contact the Fund’s proxy solicitor, Innisfree M&A Incorporated, by calling (877) 825-8906 (toll-free in North America). Banks and brokers may call collect at (212) 750-5833.

About Royce Global Value Trust, Inc.

Royce Global Value Trust, Inc. is a closed-end diversified management investment company whose Shares are listed and traded on the New York Stock Exchange. The Fund invests in both U.S. and non-U.S. common stocks (generally market caps up to $10 billion).

For further information on The Royce Funds℠, please visit our web site at: www.royceinvest.com.

Forward Looking Statement

This press release is not an offer to purchase nor a solicitation of an offer to sell shares of the Fund. This letter may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking and can sometimes be identified by the use of words such as “plan,” “expect,” “will,” “should,” “could,” “anticipate,” “intend,” “project,” “estimate,” “guidance,” “possible,” “continue” and other similar terms and phrases, although not all forward-looking statements include these words. Such forward-looking statements are based on the current plans and expectations of the Fund, and are subject to risks and uncertainties that could cause actual results, performance and events to differ materially from those described in the forward-looking statements. Additionally, past performance is no guarantee of future results. Additional information concerning such risks and uncertainties are or will be contained in the Fund’s filings with the SEC, including the Fund’s Annual Report to Stockholders on Form N-CSR for the year ended December 31, 2019, the Fund’s Semiannual Report to Stockholders on Form N-CSRS for the six-month period ended June 30, 2020, and subsequent filings with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. The Fund does not undertake any responsibility to update publicly or revise any forward-looking statement.

Media Contact

Joele Frank, Wilkinson Brimmer Katcher: Lucas Pers 212-355-4449

Important Disclosure Information

1Royce & Associates, LP is a Delaware limited partnership that primarily conducts its business under the name Royce Investment Partners and has served as the Fund’s investment adviser since the Fund’s inception.